Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 10/04/2022 FIELD 06:44 PM 10/04/2022 SR 20223695135 - File Number 5632728

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MDNA LIFE SCIENCES INC.

Pursuant to Section 242 & 245 of the

General Corporation Law of the State of Delaware

* * * *

MDNA Life Sciences Inc. (the “Corporation”), a corporation incorporated on November 3, 2014, organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

FIRST:	The name of the corporation is MDNA Life Sciences Inc.

SECOND:	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The aggregate number of shares which the Corporation is authorized to issue is two hundred twenty million (220,000,000), divided into classes as follows:

A.	Two hundred million (200,000,000) shares of common stock, $.001 par value per share (hereinafter called the “Common Stock”);

B.	Twenty million (20,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

FIFTH:	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SIXTH:	No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended. No repeal or modification of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

SEVENTH:	The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each person who is or was an officer or director of the Corporation and may indemnify any and all other persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to acting in such person's official capacity and as to acting in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No repeal or modification of this Article Seventh shall adversely affect any right or protection afforded to an officer or director prior to such repeal or modification.

EIGHTH:	The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH:	Meetings of stockholders of the Corporation may be held outside the State of Delaware, if the by-laws so provide. The books and records of the Corporation may be kept (subject to the provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

TENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its office thereunto duly authorized this 4th day of October 2022.

MDNA LIFE SCIENCES INC.

By:	/s/ Christopher C. Mitton
Name:	Christopher C. Mitton
Title:	Chief Executive Officer